UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ X ] Definitive Additional Materials
[ ] Soliciting Material under §240.14a-12

MGIC Investment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required
[ ]	Fee paid previously with preliminary materials
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

On March 21, 2025, MGIC Investment Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) and the related proxy card for the Company’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on April 24, 2025. This supplement to the Proxy Statement is being filed to clarify the voting standard under the heading “Item 3 - Approval of the MGIC Investment Corporation 2025 Omnibus Incentive Plan – Shareholder Vote Required” in the Proxy Statement.

This supplement should be read together with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined in this supplement have the meanings ascribed to them in the Proxy Statement.

This supplement does not provide all of the information that you should read and consider before voting on all of the proposals that are being presented to shareholders for their vote at the Annual Meeting. Additional information is contained in the Proxy Statement. To the extent that the information in this supplement differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this supplement shall amend and supersede the information in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement remains unchanged and important for your consideration before voting.

Supplemental Disclosure

The disclosure under the heading “Item 3 - Approval of the MGIC Investment Corporation 2025 Omnibus Incentive Plan – Shareholder Vote Required” is amended and restated to read as follows:

Approval of the Plan requires the affirmative vote of a majority of the votes cast on this matter. Abstentions and broker non-votes will not be counted as votes cast.